Exhibit 99.3

SPECTRALINK CORPORATION
2006 INTERNATIONAL EMPLOYEE STOCK PURCHASE PLAN

Adopted by the Board of Directors: March 15, 2006
Approved by the Stockholders: May 23, 2006

1.                                      Establishment of Plan. SpectraLink Corporation, a Delaware corporation (the “Company”) proposes to grant options for purchase of the Company’s Common Stock to eligible employees of the Company and its Participating Employers (as hereinafter defined) pursuant to this International Employee Stock Purchase Plan (this “Plan”). For purposes of this Plan, “Parent” and “Subsidiary” shall have the same meanings as “parent corporation” and “subsidiary corporation” in Sections 424(e) and 424(f), respectively, of the Internal Revenue Code of 1986, as amended (the “Code”). “Participating Employers” are the Company and any Parents or Subsidiaries and any business, corporation, partnership, limited liability company or other entity in which the Company or a Parent or a Subsidiary holds a substantial ownership interest, directly or indirectly, whose employees the Company’s Board of Directors (the “Board”) designates from time to time as being eligible to participate in this Plan. A total of five hundred thousand 500,000 shares of the Company’s Common Stock is reserved for issuance under either of this Plan and the Company’s 2006 Employee Stock Purchase Plan (the “US Plan”).

2.                                      Purpose. The purpose of this Plan is to provide eligible employees of the Company and Participating Employers with a convenient means of acquiring an equity interest in the Company, to enhance such employees’ sense of participation in the affairs of the Company and Participating Employers, and to provide an incentive for continued employment.

3.                                      Administration. This Plan shall be administered by the Compensation Committee of the Board (the “Committee”). Subject to the provisions of this Plan, all questions of interpretation or application of this Plan shall be determined by the Committee and its decisions shall be final and binding upon all participants. Members of the Committee shall receive no compensation for their services in connection with the administration of this Plan, other than standard fees as established from time to time by the Board for services rendered by Board members serving on Board committees. All expenses incurred in connection with the administration of this Plan shall be paid by the Company.

4.                                      Eligibility. Any employee of the Company, or the Participating Employers, who is employed by the Company or Participating Employer outside the United States of America is eligible to participate in an Offering Period (as hereinafter defined) under this Plan except the following:

(a)                                  employees who are not employed by the Company or a Participating Employer prior to the beginning of such Offering Period or prior to such other time period as specified by the Committee;

(b)                                 employees who are participating in the US Plan;

(c)                                  employees who are designated, for any reason, as being ineligible by the Board or Committee or who are prohibited from participation by applicable law; and

(d)                                 individuals who provide services to the Company or any of its Participating Employers as independent contractors who are reclassified as common law employees for any reason except for applicable labor laws.

5.                                      Offering Dates. The offering periods of this Plan (each, an “Offering Period”) shall be of six (6) months duration, commencing on March 16 and September 16 of each year and respectively ending on September 15 (excluding September 15, 2006) and March 15 of each year; provided, however, that the first such Offering Period shall commence on August 16, 2006 and end on March 15, 2007. The first business day of each Offering Period is referred to as the “Offering Date”. The last business day of each Offering Period is referred to as the “Purchase Date”. The Committee shall have the power to change the Offering Dates, the Purchase Dates and the duration of Offering Periods without stockholder approval if such change is announced prior to the relevant Offering Period or prior to such other time period as specified by the Committee.

6.                                      Participation in this Plan. Eligible employees may become participants in an Offering Period under this Plan on the Offering Date after satisfying the eligibility requirements by delivering a subscription agreement to the Company prior to such Offering Date, or such other time period as specified by the Committee. An eligible employee who does not deliver a subscription agreement to the Company after becoming eligible to participate in an Offering Period shall not participate in that Offering Period or any subsequent Offering Period unless such employee enrolls in this Plan by filing a subscription agreement with the Company prior to such Offering Period, or such other time period as specified by the Committee. Once an employee becomes a participant in an Offering Period by filing a subscription agreement, such employee will automatically participate in the Offering Period commencing immediately following the last day of the prior Offering Period unless the employee withdraws or is deemed to withdraw from this Plan or terminates further participation in the Offering Period as set forth in Section 11 below. Such participant is not required to file any additional subscription agreement in order to continue participation in this Plan.

7.                                      Grant of Option on Enrollment. Enrollment by an eligible employee in this Plan with respect to an Offering Period will constitute the grant (as of a given Offering Date) by the Company to such employee of an option to purchase on the Purchase Date up to that number of shares of Common Stock of the Company determined by a fraction, the numerator of which is the amount accumulated in such employee’s account during such Offering Period and the denominator of which is the lower of

(i) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Offering Date (but in no event less than the par value of a share of the Company’s Common Stock), or (ii) eighty-five percent (85%) of the fair market value of a share of the Company’s Common Stock on the Purchase Date (but in no event less than the par value of a share of the Company’s Common Stock), provided, however, that the number of shares of the Company’s Common Stock subject to any option granted pursuant to this Plan shall not exceed the lesser of (x) the maximum number of shares set by the Committee pursuant to Section 10(c) below with respect to the applicable Purchase Date, or (y) the maximum number of shares which may be purchased pursuant to Section 10(b) below with respect to the applicable Purchase Date. The fair market value of a share of the Company’s Common Stock shall be determined as provided in Section 8 below.

8.                                      Purchase Price. The purchase price per share at which a share of Common Stock will be sold in any Offering Period shall be eighty-five percent (85%) of the lesser of:

(a)                                  The fair market value on the Offering Date; or

(b)                                 The fair market value on the Purchase Date.

The term “fair market value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(c)                                  if such Common Stock is then quoted on the Nasdaq National Market, its closing price on the Nasdaq National Market on the date of determination as reported in The Wall Street Journal;

(d)                                 if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal; or

(e)                                  if such Common Stock is publicly traded but is not quoted on the Nasdaq National Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal.

9.                                      Payment Of Purchase Price; Issuance Of Shares.

(a)                                  Except where prohibited by applicable law, or administratively inconvenient in the determination of the Company, the purchase price of the shares is accumulated by regular payroll deductions made during each Offering Period, unless otherwise provided by the Company, and on such terms as the Company shall determine or may be required by applicable law. Where payroll deduction is prohibited by applicable law, the Board or Committee shall provide another method for payment of the purchase price of the shares with such terms and conditions as shall be administratively convenient and comply with applicable law.

(b)                                 Payroll deduction elections are made as a percentage of the participant’s compensation in one percent (1%) increments not less than one percent (1%), nor greater than ten percent (10%) or such lower limit set by the Committee. Compensation shall mean base salary, wages (including shift premiums and overtime) and commissions, but excluding payments for bonuses, other special payments, and other marketing incentive payments except when otherwise required by applicable law or otherwise determined by the Company. Payroll deductions shall commence on the first payday of the Offering Period and shall continue to the last payday immediately prior to the end of the Offering Period unless sooner altered or terminated as provided in this Plan.

(c)                                  A participant may decrease (but not increase) the rate of payroll deductions during an Offering Period by filing with the Company a new authorization for payroll deductions, in which case the new rate shall become effective for the next payroll period commencing after the Company’s receipt of the authorization and shall continue for the remainder of the Offering Period unless changed as described below. Such change in the rate of payroll deductions may be made at any time during an Offering Period, but not more than one (1) change may be made effective during any Offering Period. A participant may increase or decrease the rate of payroll deductions for any subsequent Offering Period by filing with the Company a new authorization for payroll deductions prior to the beginning of such Offering Period, or such other time period as specified by the Committee.

(d)                                 A participant may reduce his or her payroll deduction percentage to zero during an Offering Period by filing with the Company a request for cessation of payroll deductions. Such reduction shall be treated as a withdrawal from the Plan. Payroll deductions credited to the participant’s account prior to the effective date of the request shall be refunded to the participant and shall not be used to purchase shares of Common Stock of the Company. A participant may not resume making payroll deductions during the Offering Period in which he or she reduced his or her payroll deductions to zero.

(e)                                  All payroll deductions made for a participant are credited to his or her account under this Plan and are deposited with the general funds of the Company unless prohibited by applicable law. No interest accrues on the payroll deductions except when required by applicable law. All payroll deductions received or held by the Company may be used by the Company for any corporate purpose, and the Company shall not be obligated to segregate such payroll deductions other than in compliance with applicable law.

(f)                                    On each Purchase Date, so long as this Plan remains in effect and provided that the participant has not either (i) terminated participation pursuant to Section 9(d) above, or (ii) terminated participation pursuant to Section 11, then the Company shall apply the funds then in the participant’s account to the purchase of whole shares of Common Stock reserved under the option granted to such participant with respect to the Offering Period to the extent that such option is exercisable on the Purchase Date. The purchase price per share shall be as specified in Section 8 of this Plan. Any cash remaining in a participant’s account after such purchase of shares shall be refunded to such participant in cash, without interest; provided, however that any amount remaining in such participant’s account on a Purchase Date which is less than the amount necessary to purchase a full share of the Company shall be carried forward, without interest, into the next Offering Period if permitted by applicable law. In the event that this Plan has been oversubscribed, all funds not used to purchase shares on the Purchase Date shall be returned to the participant, without interest if permitted by applicable law. Unless prohibited by applicable law no Common Stock shall be purchased on a Purchase Date on behalf of any employee whose participation in this Plan has terminated prior to such Purchase Date.

(g)                                 As promptly as practicable after the Purchase Date, the Company shall issue shares for the participant’s benefit representing the shares purchased upon exercise of his or her option.

(h)                                 During a participant’s lifetime, his or her option to purchase shares hereunder is exercisable only by him or her. The participant will have no interest or voting right in shares covered by his or her option until such option has been exercised.

10.                               Limitations on Shares to be Purchased.

(a)                                  No participant shall be entitled to purchase stock under this Plan at a rate which, when aggregated with such participant’s rights to purchase stock under all other employee stock purchase plans of the Company or any Subsidiary, exceeds $25,000 in fair market value, determined as of the Offering Date (or such other limit as may be imposed by the Code) for each calendar year in which such right is outstanding. The Company shall automatically take such steps (including, without limitation, suspension of the payroll deductions of such participant) as are necessary or desirable to enforce such limit.

(b)                                 The Committee may, in its sole discretion, set a new maximum number of shares which may be purchased by any employee at any single Purchase Date (hereinafter the “Maximum Share Amount”), which shall then be the Maximum Share Amount for subsequent Offering Periods. If a new Maximum Share Amount is set, then all participants must be notified of such Maximum Share Amount prior to the commencement of the next Offering Period for which it is to be effective. The Maximum Share Amount shall continue to apply with respect to all succeeding Purchase Dates and Offering Periods unless revised by the Committee as set forth above.

(c)                                  If the number of shares to be purchased on a Purchase Date by all employees participating in this Plan and the US Plan exceeds the available number of shares, then the Company will make a pro rata allocation of the remaining shares in as uniform a manner as shall be reasonably practicable and as the Committee shall determine to be equitable. In such event, the Company shall give written notice of such reduction of the number of shares to be purchased under a participant’s option to each participant affected.

(d)                                 Any payroll deductions accumulated in a participant’s account which are not used to purchase stock due to the limitations in this Section 10 shall be returned to the participant as soon as practicable after the end of the applicable Offering Period, without interest if permitted by applicable law.

11.                               Withdrawal.

(a)                                  Each participant may withdraw from an Offering Period under this Plan by signing and delivering to the Company a written notice to that effect on a form provided for such purpose. Such withdrawal may be elected at any time prior to the end of an Offering Period, or such other time period as specified by the Committee.

(b)                                 Upon withdrawal from this Plan, any funds then held by the Company shall be returned to the withdrawn participant, without interest if permitted by applicable law, and his or her interest in this Plan shall terminate. In the event a participant voluntarily elects to withdraw from this Plan, he or she may not resume his or her participation in this Plan during the same Offering Period, but he or she may participate in any Offering Period under this Plan which commences on a date subsequent to such withdrawal by filing a new subscription agreement in the same manner as set forth in Section 6 above for initial participation in this Plan.

12.                               Termination of Employment. Termination of a participant’s employment for any reason, including retirement, death or the failure of a participant to remain an eligible employee of the Company or of a Participating Employer, immediately terminates his or her participation in this Plan. In such event, any funds then held by the Company and credited to the participant’s account will be returned to him or her or, in the case of his or her death, to his or her legal representative, without interest if permitted by applicable law. For purposes of this Section 12, an employee will not be deemed to have terminated employment or failed to remain in the continuous employ of the Company or of a Participating Employer in the case of sick leave, military leave, or any other leave of absence approved by the Company; provided that (i) such leave is for a period of not more than ninety (90) days or (ii) reemployment upon the expiration of such leave is guaranteed by contract or statute.

13.                               Return of Payroll Deductions. In the event a participant’s interest in this Plan is terminated by withdrawal, termination of employment or otherwise, or in the event this Plan is terminated by the Board, the Company, or Participating Employer, shall deliver to the participant all funds then held by the Company or Participating Employer and credited to such participant’s account under the Plan. Unless required by applicable law, no interest shall accrue on any of such funds that are held by the Company or Participating Employer.

14.                               Capital Changes.

(a)                                  Subject to any required action by the stockholders of the Company, the number of shares of Common Stock covered by each option under this Plan which has not yet been exercised and the number of shares of Common Stock which have been authorized for issuance under this Plan but have not yet been placed under option (collectively, the “Reserves”), as well as the price per share of Common Stock covered by each option under this Plan which has not yet been exercised, and the Maximum Share Amount, shall be proportionately adjusted for any increase or decrease in the number of issued and outstanding shares of Common Stock of the Company resulting from a stock split or the payment of a stock dividend (but only on the Common Stock) or any other increase or decrease in the number of issued and outstanding shares of Common Stock effected without receipt of any consideration by the Company; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration”. Such adjustment shall be made by the Committee, whose determination shall be final, binding and conclusive. Except as expressly provided herein, no issue by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an option.

(b)                                 In the event of the proposed dissolution or liquidation of the Company, the Offering Period will terminate immediately prior to the consummation of such proposed action, unless otherwise provided by the Committee. The Committee may, in the exercise of its sole discretion in such instances, declare that this Plan shall terminate as of a date fixed by the Committee and give each participant the right to purchase shares under this Plan prior to such termination.

(c)                                  In the event of (i) a merger or consolidation in which the Company is not the surviving corporation (other than a merger or consolidation with a wholly-owned subsidiary, a reincorporation of the Company in a different jurisdiction, or other transaction in which there is no substantial change in the stockholders of the Company or their relative stock holdings and the options under this Plan are assumed, converted or replaced by the successor corporation, which assumption will be binding on all participants), (ii) a merger in which the Company is the surviving corporation but after which the stockholders of the Company immediately prior to such merger (other than any stockholder that merges, or which owns or controls another corporation that merges, with the Company in such merger) cease to own their shares or other equity interest in the Company, (iii) the sale of all or substantially all of the assets of the Company or (iv) the acquisition, sale, or transfer of more than 50% of the outstanding shares of the Company by tender offer or similar transaction, the Plan will terminate upon the effective date of such transaction and any funds in a Participant’s account as of such date will be used to purchase shares of the Company on such date, unless otherwise provided by the Committee.

(d)                                 The Committee may, if it so determines in the exercise of its sole discretion, also make provision for adjusting the Reserves, as well as the price per share of Common Stock covered by each outstanding option, in the event that the Company effects one or more reorganizations, recapitalizations, rights offerings or other increases or reductions of shares of its outstanding Common Stock, or in the event of the Company being consolidated with or merged into any other corporation.

15.                               Nonassignability. Neither funds held by the Company, or a Participating Employer, and credited to a participant’s account nor any rights with regard to the exercise of an option or to receive shares under this Plan may be assigned, transferred, pledged or otherwise disposed of in any way (other than by will, the laws of descent and distribution or as provided in Section 21 below) by the participant. Any such attempt at assignment, transfer, pledge or other disposition shall be void and without effect.

16.                               Reports. Individual accounts will be maintained for each participant in this Plan. Each participant shall receive promptly after the end of each Offering Period a report of his or her account setting forth the total payroll deductions accumulated, the number of shares purchased, the per share price thereof and the remaining cash balance, if any, carried forward to the next Offering Period.

17.                               Notice of Disposition. If at any time required by the Company, or a Participating Employer, each participant shall notify the Company (or Participating Employer) in writing if the participant disposes of any of the shares purchased in any Offering Period pursuant to this Plan. The Company may at any time place a legend or legends on any certificate representing shares acquired pursuant to this Plan requesting the Company’s transfer agent to notify the Company of any transfer of the shares. The obligation of each participant to provide such notice shall exist notwithstanding whether or not any legend is actually placed on the certificates.

18.                               No Rights to Continued Employment. Neither this Plan nor the grant of any option hereunder shall confer any right on any employee to remain in the employ of the Company or any Participating Employer, or restrict the right of the Company or any Participating Employer to terminate such employee’s employment.

19.                               Notices. All notices or other communications by a participant to the Company under or in connection with this Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

20.                               Term; Stockholder Approval. This Plan shall become effective on August 16, 2006. This Plan shall be approved by the stockholders of the Company in any manner permitted by applicable corporate law. No purchase of shares pursuant to this Plan shall occur prior to such stockholder approval. This Plan shall continue until the earlier to occur of (a) termination of this Plan by the Board (which termination may be effected by the Board at any time), (b) issuance of all of the shares of Common Stock reserved for issuance under this Plan, or (c) September 15, 2016.

21.                               Designation of Beneficiary.

(a)                                  A participant may file a written designation of a beneficiary who is to receive any shares and cash, if any, from the participant’s account under this Plan in the event of such participant’s death subsequent to the end of an Offering Period but prior to delivery to him of such shares and cash. In addition, a participant may file a written designation of a beneficiary who is to receive any cash from the participant’s account under this Plan in the event of such participant’s death prior to a Purchase Date.

(b)                                 Such designation of beneficiary may be changed by the participant at any time by written notice. In the event of the death of a participant and in the absence of a beneficiary validly designated under this Plan who is living at the time of such participant’s death, the Company shall deliver such shares or cash to the executor or administrator of the estate of the participant, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may deliver such shares or cash to the spouse or to any one or more dependents or relatives of the participant, or if no spouse, dependent or relative is known to the Company, then to such other person as the Company may designate.

22.                               Conditions Upon Issuance of Shares; Limitation on Sale of Shares. Shares shall not be issued with respect to an option unless the exercise of such option and the issuance and delivery of such shares pursuant thereto shall comply with all applicable provisions of law, domestic or foreign, including, without limitation, the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, the rules and regulations promulgated thereunder, and the requirements of any stock exchange or automated quotation system upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

23.                               Applicable Law. The Plan shall be governed by the substantive laws (excluding the conflict of laws rules) of the State of Colorado.

24.                               Amendment or Termination of this Plan. The Board may at any time amend, terminate or extend the term of this Plan, except that any such termination cannot affect options previously granted under this Plan other than to advance the final Purchase Date under any Offering Period, nor may any amendment make any change in an option previously granted which would adversely affect the right of any participant, nor may any amendment be made without approval of the stockholders of the Company obtained in accordance with Section 20 above if such amendment would:

(a)                                  increase the number of shares that may be issued under this Plan; or

(b)                                 change the designation of the employees (or class of employees) eligible for participation in this Plan; or

(c)                                  extend the term of the Plan.

Notwithstanding the foregoing, the Board may make such amendments to the Plan (including, without limitation, termination of the Plan and any Offering Period) as the Board determines to be advisable, if the continuation of the Plan or any Offering Period would result in financial accounting treatment for the Plan that is different from the financial accounting treatment in effect on the date this Plan is adopted by the Board.